UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
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Yahoo! Inc.

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Yahoo! Inc. posted the following frequently asked questions on its internal intranet site for Yahoo! employees on June 10, 2008.
Q&A for Change in Control Employee Severance Plans
June 10, 2008
These FAQs relate to the two Change in Control Employee Severance Plans adopted by the Company on February 12, 2008 (collectively referred to as the “Plan”), and updates the FAQs dated February 19, 2008, previously posted on Backyard.
Why has Yahoo! instituted the Plan?
Attracting and retaining talent has always been a top business priority for the company. We cannot execute against our big bets and ongoing priorities without an engaged and talented workforce. The Plan is intended to help us retain valued Yahoos during a period of uncertainty, maintain a stable work environment for our Yahoos and provide economic benefits to eligible employees in the event of potential job eliminations following a Change in Control.
Why are you talking about severance packages when I’m still employed?
During a time of uncertainty, we understand the concerns of our Yahoos and we’re preparing for all potential scenarios. The Plan is intended to alleviate any concerns employees may have about a job loss in connection with a merger or other Change in Control.
Does this mean Yahoo! will be acquired by Microsoft or another person?
No, this does not mean a Change in Control will necessarily happen. We want to alleviate concerns regarding a job loss in connection with a Change in Control if it should happen.
Did Yahoo! adopt the Plan to thwart a deal with Microsoft? Does having a plan like this jeopardize a potential deal in any way?
No. The Plan is intended to help retain valued employees and preserve the value of Yahoo! during a period of uncertainty, without acting as a barrier to a Change in Control. We believe retaining valued Yahoos would be consistent with any acquiror’s goals.
Is the Plan a “poison pill”?
No. The term “poison pill” is widely understood to refer to stockholder rights plans which work by allowing existing stockholders (except the acquiror) to buy more shares at a substantial discount to the then current share price of the target if the acquiror purchases above a specified level of stock of the target (usually 15%) without the consent of the target’s board. As a result, this substantially dilutes the acquiror’s holdings and makes the acquisition much more expensive. The Plan, which is designed to preserve the value of Yahoo! during a period of uncertainty, has no such purpose or effect.
Mr. Icahn says this Plan costs $2.4 billion. Is that what it actually costs?
No. An estimate of the amount, if any, payable under the Plan requires making assumptions about unknown facts and variables including: (1) the number of employees who terminate employment without Cause or for Good Reason within the two years following any Change in Control, (2) each such employee’s job level and base salary, (3) the number of equity awards held by each such employee on their respective severance date, the portion of those awards that are not otherwise vested on that date, and the applicable exercise price of any option awards, (4) the market price of the Company’s common stock at the time such awards are ultimately exercised or paid, and (5) the length and level of reimbursement for health care benefits and outplacement services utilized by each such employee.

Mr. Icahn quotes the $2.4 billion estimate, taken out of context, from a complaint filed in litigation against the company. This number is necessarily based on a number of assumptions, including the assumption that all of Yahoo!’s employees are terminated without Cause or leave for Good Reason following a Change in Control. No one believes that such an assumption is reasonable. For the record, the same preliminary analysis referenced in the lawsuit and relied on by Mr. Icahn and using the same assumptions (including a $35 per share stock price) as those underlying the $2.4 billion figure showed that the total payout would be $845 million or $514 million, assuming that 30% or 15% of the employees, respectively, are terminated without Cause or leave for Good Reason following a Change in Control.
Did Yahoo!’s compensation consultant say that the Plan is “nuts”?
No. As indicated above, estimating the cost of the Plan requires making a number of assumptions. Timothy J. Sparks, the president of Compensia, Yahoo!’s compensation consultant firm, explained in a sworn deposition that he used the word “nuts” to describe his opinion of using the assumption that 100 percent of Yahoo!’s employees would actually receive the severance benefits under the Plan to determine cost estimates. Mr. Sparks made clear in his deposition that his remark did not relate to the design or cost of the Plan.
What is a “Change in Control” under the Plan?
In general, a Change in Control occurs if another company acquires Yahoo!; if the current membership of the Board of Directors no longer holds a majority of the seats on the Board; if the company is liquidated; or if all or substantially all of the company’s assets are sold. You should refer to section 1.4 of the Plan, which is available on Backyard, for the exact definition of “Change in Control”.
If Mr. Icahn’s efforts to elect a new board are successful, will that constitute a Change in Control under the Plan?
Yes. As indicated in our Proxy Statement, if five or more of the individuals nominated by Mr. Icahn are elected to the Board at the annual meeting, a Change in Control will have occurred for purposes of the Plan.
Can the Board simply terminate or cancel the Plan now as suggested by Mr. Icahn?
No. Under the terms of the Plan, it cannot be terminated once a person has publicly announced the intention to take an action, which if consummated, would constitute a Change in Control until one month following the abandonment of the potential Change in Control. The actions covered include, among others, the announcement by any person of an intention to acquire the company as well as a proxy contest to take over a majority or more of the Board (such as that announced by Mr. Icahn). Accordingly, the Plan can’t currently be terminated or canceled. The Plan can be terminated one month following the abandonment of the actions creating a potential Change in Control.
If Microsoft and Yahoo! sign an acquisition agreement, does that constitute a Change in Control — or does the Change in Control occur only after the transaction is consummated?
Under the Plan, the signing of an acquisition agreement will not constitute a Change in Control. A Change in Control will have occurred only when the transaction has closed.
What does the “double trigger” mean?
It means that two conditions (or “triggers”) have to be satisfied in order for an employee to be eligible for benefits under the Plan. First, a Change in Control (as defined in the Plan) must occur. Second, an eligible employee must be terminated by the company without Cause, or the employee must resign for Good Reason within two years from the date of the Change in Control. If both of these triggers occur, then the eligible employee will be eligible for severance benefits under the terms of the Plan.
What does terminated for “Cause” mean?
In general, the company has Cause to terminate employment under the Plan if an employee has been grossly negligent in the performance of his or her job duties, continuously fails to perform his or her job duties, violates company policies, breaches his or her agreements with the company or has been convicted of a felony. US employees should refer to section 1.3 of the Plan for the exact definition of “Cause”. Employees in other jurisdictions should refer to the definition for “Cause” in the country-specific employment subplan for your location.

What does “Good Reason” mean?
In general, an employee has Good Reason to resign if there is a substantial adverse alteration in the employee’s duties or responsibilities, a reduction in annual base salary or annual target bonus opportunity, a change in work location of more than 35 miles following a Change in Control, in each case compared to the employee’s employment terms immediately prior to a Change in Control. US employees should refer to section 1.13 of the Plan for the exact definition of “Good Reason”. Employees in other jurisdictions should refer to the definition of “Good Reason” in the country-specific employment subplan for your location.
What are equity awards?
Equity award is a term defined in our stock plans which covers, but is not limited to, stock options, restricted stock units, restricted stock awards, and stock appreciation rights.
Will all my equity awards, past and future, be accelerated if the double trigger occurs?
Yes. Any equity awards that have been granted prior to a Change in Control will be accelerated if following a Change in Control, the company terminates your employment without Cause or you resign for Good Reason, according to the terms of the Plan.
What does “unvested equity awards will be accelerated” mean?
“Unvested equity awards will be accelerated” means that all of your unvested stock options, restricted stock units, restricted stock awards, and stock appreciation rights will become fully vested on the date the double trigger conditions under the Plan are satisfied.
What benefits are provided to employees under the Plan?
If a double trigger occurs within two years following a Change in Control, the Plan provides severance pay, continued health insurance benefits, and outplacement assistance. In addition, under the Plan (and unless otherwise provided in the applicable local country subplan) Yahoo! will fully accelerate all unvested equity awards in the event that an eligible employee is terminated without Cause or resigns for Good Reason within a two year period following a Change in Control. Payments and benefits provided under the Plan will be reduced by any severance benefits owed to an employee under any contract or local law. The severance pay, continued health insurance benefits and outplacement assistance offered under the Plan will vary based on job level. Specifics are available to employees on Backyard.
Do all employees get the same benefits under the Plan?
The amount of severance payments, outplacement assistance and the period of the continued health coverage varies depending on an employee’s job level, but (unless otherwise provided in the applicable local country subplan) the full acceleration of outstanding equity awards is applicable to all eligible employees under the Plan.
I am eligible under local country law for a statutory severance payment in the event my role is made redundant. Am I still eligible for severance payments under the Plan as well?
The amount of any severance pay, continued health insurance benefits and outplacement assistance provided by your employer will be reduced by any severance payments required by law, contract or other legal requirement. Even if your severance payment is reduced, or completely off-set by a statutory payment, unless otherwise provided in your local country subplan, Yahoo! Inc. will still accelerate all unvested equity awards in the event that your termination qualifies under the Plan.
I am on a sales incentive plan and receive quarterly sales bonuses. Will these bonuses be paid as severance under the Plan?
The severance benefits payable under the Plan include only base salary and do not include bonus payments.

The Plan provides that eligible employees will receive continued health insurance benefits. Will this be the case in every country outside the United States?
No, what is offered in a specific country will be impacted by the health care system in that country, the employee health insurance plans in effect at the time and also the contractual terms of the health insurance plans. There is also the possibility that in the case of a Change in Control, the health coverage plans could change. Based on this, a final determination of what continued health insurance coverage would be offered to an eligible employee whose employment is terminated without Cause or who resigns for Good Reason within two years following a Change in Control cannot be made until the time of the employment termination.
The Plan refers to employees by levels I through V. How do I know what my job level is?
You can find out your job level by logging into the Oracle Employee Self Service database via Backyard. Go to “Discoverer Reports” and click on “Employee Self Report.” Scroll to the right to view your “Job Title” and your job level is embedded in the description. Alternatively, you can also ask your HR business partner. For locations without access to Oracle Employee Self Service, you can contact your manager or your local Human Resources Representative for information about your job level.
Who is covered by the Plan?
The Plan covers all regular, full-time employees of Yahoo! Inc. and its subsidiaries who are employed as of a Change in Control and who have not entered into a separation agreement with the company prior to the Change in Control. Where required by local law, the Plan also covers part-time employees. However, interns, temporary or casual employees and employees on a fixed-term employment agreement are not eligible for the Plan.
Does the Plan apply to employees of companies acquired by Yahoo!?
Yes. The Plan covers all regular full-time employees of Yahoo! Inc. and its subsidiaries who are employed at the time a Change in Control becomes effective and otherwise meet the eligibility requirements — regardless of whether they were hired by Yahoo! or whether they joined the company through an acquisition. Where required by local law, the Plan also covers part-time employees.
Are interns covered by the Plan?
No. Interns are not covered by the Plan.
Are temporary or casual employees covered by the Plan?
No. Temporary or casual employees are not covered by the Plan.
Does the Plan apply to all Yahoos globally?
Yes. However, each country has its own unique set of laws and obligations which will need to be met. We have developed country-specific employment subplans and equity subplans to ensure compliance with each country’s applicable laws.
If I am employed by Yahoo! Inc. in the US but I am on global assignment in the UK and a Change in Control occurs, will I be covered by the US Plan or the UK subplan?
If a Change in Control occurs and within two years of the date of the Change in Control your are terminated without Cause or you resign for Good Reason, then you will be covered by the plan that applies to the country where you were employed at the time of your termination or resignation — so in the case of a US employee on global assignment in the UK, the US Plan will apply.
I’m hiring new employees for my team — will they be eligible for the Plan?
Yes. Under the terms of the Plan, all employees of the company and its subsidiaries who meet the definition of Eligible Employee under the Plan on the date that the Change in Control takes effect are eligible for benefits under the Plan, other than employees who have entered into a separation agreement with the company prior to the Change in Control.

I just made an offer to a candidate who is planning to start later in the year. If a Change in Control occurs prior to his start date, will he be covered by the Plan?
No. Under the terms of the Plan, an individual must be employed by the company on the date that the Change in Control occurs to be eligible for benefits under the Plan.
Is this another perk or “golden parachute” for executives?
No, the Plan is broad-based and covers all eligible employees.
If I leave voluntarily, do I still get a severance package?
No. If you leave on your own terms, whether that is before or after a Change in Control, you are not eligible for the severance benefits under the Plan.
If I quit following a Change in Control, am I entitled to severance benefits under the Plan?
If you leave on your own terms following a Change in Control, you are not eligible for the severance benefits under the Plan. If you leave for Good Reason (as defined in the Plan) within two years following the date of a Change in Control, you will be eligible for severance benefits under the Plan.
Do I get severance benefits under the Plan if my employment is terminated by Yahoo! or I resign prior to a Change in Control?
No. You must be employed on the date of a Change in Control and be terminated without Cause or resign for Good Reason to be eligible for severance benefits under the Plan. If your employment ends prior to a Change in Control for any reason you will not be eligible for the severance benefits under the Plan.
If a Change in Control occurs because a majority of the existing Board of Directors is not re-elected at the annual meeting, will Yahoo! be required to honor the benefits under the Plan for any layoffs that occur for two years following such Change in Control?
Yes. If (i) a Change in Control occurs and (ii) an eligible employee is terminated by the company without Cause or the employee resigns for Good Reason within two years of the date of the Change in Control, then the eligible employee will be eligible for severance benefits under the terms of the Plan.
If Yahoo! remains an independent company and no Change in Control occurs, what happens to the Plan?
The Plan stays in effect until the Yahoo! Board of Directors modifies or terminates the Plan.
How long does the Plan stay in place after a Change in Control?
The Plan stays in effect and cannot be modified (except as required by law or in a manner which is not adverse to eligible employees) or terminated for two years following a Change in Control.
Can this Plan be modified or repealed after a Change in Control occurs?
The Plan stays in effect and cannot be modified (except as required by law or in a manner which is not adverse to eligible employees) or repealed for two years following a Change in Control.
If a new Board is elected, can the new Board repeal the Plan?
The election of a new Board that is made up of a majority of members who were not members of the Board as of February 12, 2008 (or new directors whose election, appointment or nomination was approved by the members of the Board of Directors as of February 12, 2008) would constitute a Change in Control under the Plan. Accordingly, the Plan stays in effect and cannot be modified (except as required by law or in a manner which is not adverse to eligible employees) or repealed for two years following the date of the election of the new Board.

Can an acquiror repeal this Plan?
The Plan is designed so that it cannot be changed in a manner adverse to employees, except as required to comply with law, as long as a potential Change in Control situation exists, and until two years after the Change in Control occurs.
If Yahoo! is acquired, will the new company honor my compensation arrangements?
The Plan does not affect the right of an acquiror to change compensation arrangements. However, under the terms of the Plan, if within two years of the Change in Control (i) your annual base salary is reduced or your target bonus opportunity is materially reduced and (ii) you resign your employment, then you would be entitled to resign for Good Reason and to receive severance benefits under the Plan.
Do other companies have Change in Control severance plans for employees in case of a merger?
Many companies have such plans for some or all of their employees. Other companies do not provide such protections. Regardless of what other companies do, our senior leaders felt it is important to adopt a plan that is appropriate for all levels of Yahoos.
Where can I go if I have more questions?
Plan details are available on Backyard. For more information, please email hr-benefits@yahoo-inc.com.